Exhibit 16.1

July 28, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Aspen-1 Acquisition Inc. under item 4.01 of its Form 8-K dated July 28, 2025. We agree with the statements concerning our firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Grassi and Co., CPAs, P.C.
Grassi and Co., CPAs, P.C.
Jericho, NY